Exhibit 10.7

FORM OF LOCK-UP AGREEMENT

__________, 2021

Waldencast plc
10 Bank Street, Suite 560
White Plains, NY 10606

Re: Lock-Up Agreement

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) is being delivered to Waldencast plc, a public limited company incorporated under the laws of Jersey (the “Company”) (formerly known as Waldencast Acquisition Corp., a Cayman Islands exempted company limited by shares prior to its migration and domestication by way of continuance as a public limited company incorporated under the laws of Jersey), in accordance with the Equity Purchase Agreement, dated as of November 15, 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), entered into by and among the Company, Obagi Holdco 1 Limited, a limited company incorporated under the laws of Jersey (“Holdco Purchaser”), Waldencast Partners LP, a Cayman Islands exempted limited partnership, a Cayman Islands exempted limited partnership (“Waldencast LP”, and together with Holdco Purchaser, the “Purchasers”), Milk Makeup LLC, a Delaware limited liability company (the “Company”), and the members of the Company, listed on Appendix A and signatories hereto (the “Members”), and Shareholder Representative Services LLC, a Colorado limited liability company, as representative of the Company’s equityholders (“Equityholder Representative”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Transaction Agreement.

In order to induce the Company to proceed with the Unit Sales, the PIPE Investment, the Forward Purchase Transaction and the other transactions contemplated in the Olive Merger Agreement and the Transaction Agreement (collectively, the “Transactions”) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Securityholder”) hereby agrees with the Company as follows.

Subject to the exceptions set forth herein, the Securityholder agrees not to, without the prior written consent of the board of directors of the Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate with respect to or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any Purchaser Common Units (as defined below), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such Purchaser Common Units, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) during the respective Lock-Up Periods (as defined below) (any of the actions specified in clauses (i)-(iii), collectively, a “Transfer”), (I) in the case of any Base Amount Purchaser Common Units (as defined below) received as consideration in connection with the Milk Transaction, until the earlier of (A) one year after the date hereof and (B) (x) if the last reported sale price of the Domesticated Acquiror Common Stock equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date hereof or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their Domesticated Acquiror Common Stock for cash, securities or other property (the “Acquiror Purchaser Common Units Lock-Up Period”); and (II) in the case of the Substitute Purchaser Common Units (as defined below) (and together with the Base Amount Purchaser Common Units, the “Purchaser Common Units”), for the same period as set forth in clause (I) above, provided that solely for the purpose of this clause (II), the term “one-year” in clause (I)(A) shall be replaced with the term “six months” (the “Substitute Purchaser Common Units Lock-Up Period,” and together with the Acquiror Purchaser Common Units Lock-Up Period, the “Lock-Up Periods”, and individually a “Lock-Up Period”); provided, for the avoidance of doubt, that nothing in this Letter Agreement shall restrict any Securityholder’s right pursuant to any registration rights agreement with the Company to cause the Company to file and cause to become effective a registration statement with the SEC naming such Securityholder as a selling stockholder (and to make any required disclosures on Schedule 13D in respect thereof). Notwithstanding anything herein to the contrary, during the applicable Lock-Up Period, if the undersigned is an employee of the Company or any of its subsidiaries and is involuntarily terminated by the Company without “cause” or such employee voluntarily terminates their employee for “good reason”, then the applicable Lock-Up Period shall terminate effective on such employee’s last day of employment (an “Employment Early Release”). For the avoidance of doubt, an Employment Early Release shall not apply in the event of a voluntary termination of employment, other than for “good reason.”

As used herein, “Base Amount Purchaser Common Units” shall mean 20,000,000 Purchaser Common Units issued as part of the Milk Equity Consideration and “Substitute Purchaser Common Units” shall mean any Purchaser Common Units issued as part of the Milk Equity Consideration in excess of the Base Amount Purchaser Common Units.

The restrictions set forth in the immediately preceding paragraph shall not apply to:

(i)	in the case of an entity, Transfers to or distributions to any direct or indirect stockholder, partner, member or affiliate of such entity or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control or management with such entity or affiliates of such entity;

(ii)	in the case of an individual, Transfers by bona fide gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of such individual’s immediate family, to an affiliate of such person or to a charitable organization;

(iii)	in the case of an individual, Transfers by will or by virtue of laws of descent and distribution upon death of the individual;

(iv)	in the case of an individual, Transfers pursuant to a qualified domestic relations order;

(v)	in the case of an entity, Transfers by virtue of the laws of the state or jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(vi)	to the extent necessary to produce cash proceeds in the amount required to satisfy any tax obligations, whether local, state or federal (or similar governing jurisdiction), foreign or domestic, of the Securityholder; in each case, solely to the extent such Securityholder did not receive sufficient cash proceeds as consideration in the Transaction to cover such tax obligations; and

(vii)	the exercise of any Company Options and the sale (including a transfer to, or withholding by, the Company) of any Purchaser Common Units received in connection with the exercise, vesting and/or settlement of any Company Awards solely to satisfy applicable exercise price and/or tax withholding obligations that arise with respect to the exercise, vesting and/or settlement of such Company Awards.

provided, however, that in the case of clauses (i) through (vii) (each such person who receives Purchaser Common Units pursuant to clauses (i) through (vii), a “Permitted Transferee”), such Permitted Transferee must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such Permitted Transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the Permitted Transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the Securityholder; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

Notwithstanding anything to the contrary contained herein, in the event that a release is granted to any Securityholder relating to the lock-up restrictions set forth above for the Purchaser Common Units (a “Discretionary Release”), the same pro rata percentage of the Purchaser Common Units held by any of the other Securityholders (a “Pro-rata Release”) shall be immediately released from the lock-up restrictions set forth herein, on the same terms and conditions and subject to the same restrictions applicable to such Discretionary Release; provided, however, and for the avoidance of doubt, that such Pro-rata Release shall not be required in connection with any Employment Early Release.  In the event that any Securityholder is released from any of its obligations under this Letter Agreement during the Lock-Up Period, the board of directors of the Company shall use its commercially reasonable efforts to provide notification of such to other Securityholders within five business days thereof, which notification shall state the percentage of Purchaser Common Units held by such person or entity to be released.

For the avoidance of doubt, each Securityholder shall retain all of its rights as a stockholder of the Company with respect to the Purchaser Common Units during the Lock-Up Period, including without limitation the right to vote any Purchaser Common Units that are entitled to vote.

The Securityholder hereby represents and warrants that such Securityholder has full power and authority to enter into this Letter Agreement and that this Letter Agreement constitutes the legal, valid and binding obligation of the Securityholder, enforceable in accordance with its terms. Upon request, the Securityholder will execute any additional documents necessary in connection with enforcement hereof. Any obligations of the Securityholder shall be binding upon the permitted successors and assigns of the Securityholder from and after the date hereof.

This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Securityholder and each of its respective successors, heirs and assigns and Permitted Transferees.

This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the court of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

This Letter Agreement may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

This Letter Agreement shall automatically terminate upon the expiration of the Lock-Up Period.

[remainder of page intentionally left blank]

Very truly yours,

(Name of Securityholder – Please Print)

(Signature)

(Name of Signatory if Securityholder is an entity – Please Print)

(Title of Signatory if Securityholder is an entity – Please Print)

Address:

[Signature Page to Lock-Up Agreement]